EXHIBIT 5

August 31, 2005

Clarkston Financial Corporation
6600 Highland Road, Suite 24
Waterford, Michigan 48327

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

        With respect to the Registration Statement on Form S-8 (the "Registration Statement"), filed by Clarkston Financial Corporation, a Michigan corporation (the "Company"), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 50,000 shares of the Company's common stock for issuance pursuant to the Clarkston Financial Corporation Employee Stock Purchase Plan (the "Plan"), we have examined such documents and questions of law we consider necessary or appropriate for the purpose of giving this opinion. On the basis of such evaluation, we advise you that in our opinion the 50,000 shares covered by the Registration Statement, upon the exercise of stock options, at the prices described in the Registration Statement, and upon delivery of such shares and payment therefor in accordance with the terms stated in the Plans and the Registration Statement, will be duly and legally authorized, issued and outstanding and will be fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission relating thereto.

Sincerely,

VARNUM, RIDDERING, SCHMIDT & HOWLETT LLP

/s/ Varnum, Riddering, Schmidt & Howlett LLP